EXHIBIT 15.5

FORM OF LETTER
REAL GOODS SOLAR, INC.

Subscription Rights to Purchase Shares of Series 1 Preferred Stock

Offered Pursuant to Subscription Rights Distributed to Record Holders

of Real Goods Solar, Inc.

_____, 2019

To Security Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering by Real Goods Solar, Inc., a Colorado corporation (“Real Goods Solar,” “we” or “us”), of shares of Series 1 Preferred Stock, par value $0.0001 per share (“Series 1 Preferred Stock”), pursuant to non-transferable subscription rights distributed to (i) all holders of record of shares of Real Goods Solar Class A common stock, par value $0.0001 per share (“Class A common stock”), at 5:00 p.m., Eastern time, on [__ __], 2019 (the “record date”), and (ii) holders of our warrants exercisable for our Class A common stock that holders could purchase as of 5:00 p.m., Eastern time, on the record date by exercising holders’ warrants (assuming full exercise, and without any beneficial ownership limitation). The subscription rights and shares of Series 1 Preferred Stock are described in the offering circular dated [__ __], 2019.

In the rights offering, Real Goods Solar is offering an aggregate of 2,000,000 shares of Series 1 Preferred Stock as described in the offering circular.

The subscription rights will expire, if not exercised prior to 5:00 p.m., Eastern time, on [__ __], 2019, unless extended (the “Expiration Time”).

As described in the accompanying offering circular, you or your nominee are entitled to 10 subscription rights for (i) every share of Class A common stock owned by you at 5:00 p.m., Eastern time, on the record date, and (ii) every one share of Class A common that you could purchase as of 5:00pm, Eastern time, on the record date by exercising your warrants. Each subscription right will allow the holder thereof to subscribe for one share of Series 1 Preferred Stock pursuant to the “basic subscription privilege” at the cash price of $10 per share. For example, if you owned 1,000 shares of our Class A common stock or warrants exercisable for 1,000 shares of our Class A common stock as of 5:00 p.m., Eastern time, on the record date, you would receive 10,000 subscription rights and would have the right to purchase 10,000 shares of Series 1 Preferred Stock for $10 per share, subject to proration and, if applicable, the 10% restriction described in the offering circular.

The over-subscription privilege provides each rights holder that fully exercises all of such holder’s basic subscription privilege the opportunity to purchase the shares of Series 1 Preferred Stock that are not purchased by other rights holders. If an insufficient number of shares of Series 1 Preferred Stock is available to fully satisfy all over-subscription privilege requests, we will allocate the available shares of Series 1 Preferred Stock, as applicable, pro ratably among those rights holders exercising their basic subscription privilege (so that the aggregate number of shares of our Series 1 Preferred Stock sold in the rights offering does not exceed the aggregate number offered). The subscription agent will notify subscription rights holders of the number of shares of Series 1 Preferred Stock, if any, allocated to each holder exercising the over-subscription privilege as promptly as may be practicable after the allocations are completed.

There may not be sufficient shares of Series 1 Preferred Stock available to purchase the number of shares of Series 1 Preferred Stock issuable upon the exercise of basic subscription privileges or over-subscription privileges. Real Goods Solar will only honor over-subscription privileges to the extent sufficient unsubscribed shares of Series 1 Preferred Stock are available following the exercise of subscription rights under the basic subscription privilege. Real Goods Solar will not issue more than 2,000,000 shares of Series 1 Preferred Stock in the right offering.

To the extent the aggregate subscription available to a rights holder pursuant to the subscription privileges is less than the amount the rights holder actually paid in connection with the exercise of the subscription privileges, the rights holder will be allocated only the number of unsubscribed shares of Series 1 Preferred Stock available to such rights holder promptly after the expiration of the rights offering.

To the extent the amount a rights holder actually paid in connection with the exercise of the subscription privileges is less than the aggregate subscription price of the maximum number of shares of Series 1 Preferred Stock available to such rights holder, the rights holder will be allocated the number of shares of Series 1 Preferred Stock for which such rights holder actually paid in connection with the privileges.

Each rights holder will be required to submit payment in full for all the shares of Series 1 Preferred Stock it wishes to buy. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

The subscription rights will be evidenced by a non-transferable subscription rights certificate (the “rights certificate”) registered in the rights holder’s name or its nominee and will cease to have any value at the Expiration Time.

We are asking persons who hold Class A common stock and warrants beneficially and who have received the subscription rights distributable with respect to those securities through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold these securities directly and prefer to have such institutions effect transactions relating to the subscription rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate rights certificate to contact the appropriate nominee as soon as possible and request that a separate rights certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the subscription agent, incurred in connection with the exercise of the subscription rights will be for the account of the holder of the subscription rights, and none of such commissions, fees or expenses will be paid by Real Goods Solar or the subscription agent.

Enclosed are copies of the following documents:

1.	Offering Circular;

2.	Instructions as to the use of Real Goods Solar, Inc. Subscription Rights Certificates;

3.	A form of letter which may be sent to your clients for whose accounts you hold shares of Class A common stock or warrants registered in your name or the name of your nominee, with an attached form of instruction;

4.	Notice of Guaranteed Delivery for Rights Certificates Issued by Real Goods Solar, Inc.; and

5.	A return envelope addressed to Continental Trust & Transfer Company, the subscription agent.

Your prompt action is requested. To exercise the subscription rights, you should deliver the properly completed and signed rights certificate (or Notice of Guaranteed Delivery if you are following the guaranteed delivery procedures), with payment of the subscription price in full for shares of Series 1 Preferred Stock subscribed for pursuant to the basic subscription privilege and the over-subscription privilege, to the subscription agent, as indicated in the offering circular. The subscription agent must receive the rights certificate or Notice of Guaranteed Delivery with payment of the subscription price, including final clearance of any checks, prior to the Expiration Time. A subscription rights holder cannot revoke the exercise of its subscription rights. Subscription rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained from Mackenzie Partners, the information agent for the rights offering. Any questions or requests for assistance concerning the rights offering should be directed to Mackenzie Partners via telephone at (800) 322-2885 (toll-free in North America) or +1(212) 929-5500 or by email at rightsoffer@mackenziepartners.com.

Very truly yours,

Real Goods Solar, Inc.